Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of P3 Health Partners Inc. (formerly Foresight Acquisition Corp.) (the “Company”) on Post-Effective Amendment No. 5 to Form S-1 on Form S-3 (File No. 333-261904) of our report dated November 3, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of P3 Health Partners Inc. (formerly Foresight Acquisition Corp.) as of December 2, 2021 and December 31, 2020 and for the periods from January 1, 2021 through December 2, 2021 and from August 20, 2020 (inception) through December 31, 2020 appearing in the Current Report of P3 Health Partners Inc. on Form 8-K dated November 9, 2023. We were dismissed as auditors on December 3, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in this Registration Statement for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Marcum LLP
Marcum LLP
New York, NY
November 9, 2023